                               CONTRACT SCHEDULE

OWNER: [John Doe]                             SEX:  [M]  AGE AT ISSUE: [35]

JOINT OWNER:  [Jane Doe]                      SEX:  [F]  AGE AT ISSUE: [35]

ANNUITANT: [John Doe]                         SEX:  [M]  AGE AT ISSUE: [35]

CONTRACT NUMBER:  [12345678]                  ISSUE DATE:  [February 15, 2005]

PLAN TYPE: [Non-Qualified]                    MATURITY DATE: [February 15, 2060]

PRODUCT CLASS: [Preference Premier B, B Plus, or R Class]

PURCHASE PAYMENT:     [$100,000.00]

PURCHASE  PAYMENTS:   [We  reserve  the right to reject any Purchase Payment.]

          [While the Guaranteed Withdrawal Benefit Rider (GWB), is in force on your Contract, we will reject any Purchase Payments made after the GWB Purchase Payment Period, except as follows: We will permit you to make a subsequent Purchase Payment when either of the following conditions apply to your Contract: (a) your Account Value is below the Minimum Account Value, shown on the Contract Schedule or (b) the GWB Rider Charge is greater than your Account Value.]

MINIMUM  SUBSEQUENT
 PURCHASE PAYMENT:     [$500.00] for both Non-Qualified and Qualified, unless
                       you have elected an automatic sweep program. However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase
                       Payment of at least $50 once in every 24 month period. We will also accept subsequent Purchase Payments as required under applicable law and federal tax law.

MAXIMUM TOTAL
 PURCHASE PAYMENTS:    [$1,000,000.00], without our prior approval.

MINIMUM ACCOUNT VALUE: [$2,000.00]

BENEFICIARY:           As designated by you as of the Issue Date unless changed
                       in accordance with the Contract provisions.

PRODUCT CHARGES:
 SEPARATE ACCOUNT:     We assess certain daily charges equal on an annual basis
                       to the percentages set out below of the average daily net asset value of each Investment Division of the Separate
                       Account:

                       Mortality and Expense Charge: [1.45%]

                       Administration Charge: [0.25%]

                       [Death Benefit Rider Charge: [0.35%]]

                       [Additional Death Benefit Rider Charge: [0.25%]]

ACCOUNT FEE:           The Account Fee is [$30.00] each Contract Year. During
                       the Accumulation Period, on the Contract Anniversary the full Account Fee is deducted from each applicable
                       Investment Division in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the Account Balance as described above. However, if your Account Balance on the last day of the Contract Year or on the Annuity Calculation Date is at least [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full
                       Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity
                       Payment.

PPS-7 (4/13)


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SEPARATE ACCOUNT:      [Metropolitan Life Separate Account E]

ALLOCATION  REQUIREMENTS:

1. [Currently, you can select from any of the Investment Divisions or the Fixed Account (if a Fixed Account Rider has been issued). However, we reserve the right to limit this in the future. However, if the GWB Rider is in force you can only make allocations to the GWB Rider Investment Division.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

3. We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Balance in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Account Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Investment Divisions, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below. If the GWB Rider is in force you may only make transfers between the GWB Rider Investment Divisions.

During the Annuity Period, you cannot make transfers from the General Account to the Investment Divisions.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Investment Division or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from an Investment Division is [$500], or your entire interest in the Investment Division, if less (excluding transfers resulting from our Pre-scheduled Transfer programs).

The minimum amount that may be transferred from the Fixed Account during the Accumulation Period is [$500], or your entire interest in the Fixed Account. Transfers out of the Fixed Account during the Accumulation Period shall be limited to the greater of (a) 25% of the Fixed Account Balance at the beginning of the Contract Year, or (b) the amount transferred out of the Fixed Account in the prior Contract Year.]

TRANSFER AND ALLOCATION LIMITS:

[If the GWB Rider is terminated under the Termination of Rider provision and is no longer in force, no transfers or allocations may be made to the GWB Rider Investment Divisions, as applicable. You will have access to the other Investment Divisions currently available.]

WITHDRAWALS:

WITHDRAWAL CHARGE: [A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Balance less Purchase Payments not withdrawn); and then

2.   The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).


PPS-7 (4/13)


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   Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES

NUMBER OF COMPLETE YEARS
FROM RECEIPT OF PURCHASE PAYMENT      % CHARGE
--------------------------------      --------
  [0                                      8
  1                                       8
  2                                       7
  3                                       6
  4                                       5
  5                                       4
  6                                       3
  7                                       2
  8                                       1
  9 and thereafter                        0]

No withdrawal charge will be deducted in the event of:

1.   Maturity of the Contract; or

2.   Payment of the Death Benefit; or

3.   Application of your Adjusted Account Balance to an Annuity Option; or

4.   Any waiver included subject to the issuance of a Rider.

5. If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other account balances. This exception does not apply to non-qualified or Roth IRA annuities.

6. If you properly "re-characterize" as permitted under Federal Tax Law your MetLife traditional IRA deferred annuity or MetLife Roth IRA deferred annuity.

7. If you transfer your Account Balance to another MetLife annuity and we agree in writing that none will apply.

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Balance free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Fixed Account or Investment Division

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY  OPTION  INFORMATION:

1. [The Annuity Date will be no later than the Maturity Date, or to a later date if we agree. The Maturity Date is the later of the first Contract Anniversary after the Annuitant's 90th birthday or 10 Years from the Issue Date.

2.   The Annuity Date must not be less than 30 days from the Issue Date.

3. For Variable Income Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 4.00%.

4. For Fixed Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%.]]

[FIXED ACCOUNT: [THE FIXED ACCOUNT IS NOT AVAILABLE WITH THIS CONTRACT.]

[INITIAL EDCA PERIOD: 24 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD: 6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD: 3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ADMINISTRATIVE OFFICE:
[MetLife
PO Box 10342
Des Moines, IA 50306-0342]

PPS-7 (4/13)



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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider for Variable Annuity (won't print, but will be filed as option)
Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider (Principal Protection)
Death Benefit Rider (Annual Step-up)
Death Benefit Rider (Compounded Plus)
Guaranteed Withdrawal Benefit Rider
Guaranteed Withdrawal Benefit Withdrawal Rate Enhancement Rider
Additional Death Benefit Rider - Earnings Preservation Benefit
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE X-TBD
Waiver of Withdrawal Charge for Terminal Illness Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE X-TBD
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE Individual Retirement Annuity Endorsement
401 Plan Endorsement
Tax Sheltered Annuity Endorsement
Unisex Annuity Rates Endorsement
Designated Beneficiary Non-Qualified Annuity Endorsement
Non-Qualified Annuity Endorsement
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement]


PPS-7 (4/13)